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                                                                   EXHIBIT 10.44

                         [CLARK/BARDES INC. LETTERHEAD]
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August 17, 1998

                                                                    W.T. WAMBERG
                                                           Chairman of the Board
Mr. Ben Wolzenski
Executive Vice President - Individual Line
General American Life Insurance Company
13045 Tesson Ferry Road
St. Louis, Missouri 63128

RE: PRODUCTION AGREEMENT

Dear Ben:

Clark/Bardes is entering into a Production Agreement with General American Life Insurance Company ("General American") in consideration for the development of proprietary products for Bank Compensation Strategies Group (the first to be delivered no later than September 1, 1998, and the second to be delivered no later than January 31, 1999), and other proprietary products that may be developed in the future. We agree that Clark/Bardes will do the following:

1. Use commercial best efforts to sell and service products offered by General American in those markets in which General American is generally recognized as being "competitive." For such purposes, "competitive" shall be defined as either:

     A. Being one of the top five companies offering products in a particular market, or,

     B. Being in the top 50% of the companies offering products in a particular market.

     Such assessment shall be based on all salient product features including, but not limited to, cash values, death benefits, compensation, company ratings and financial strength, and customer services.

     This effort will be made with both existing clients and future clients and/or clients of companies which we acquire.

     This effort will require Clark/Bardes to illustrate and/or present General American products in those cases in which General American is "competitive."

2. We agree to commit annually, for a period of 5 years, to produce and sell enough business with General American to meet one of the following criteria:

     A.   Clark/Bardes will earn, from General American, a minimum of 10% of its total first year annualized commissions in each market that
          General American provides a "competitive" non-exclusive product, or at least 15% of such total commissions in all such markets; and
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Mr. Ben Wolzenski
August 17, 1998
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          Clark/Bardes will earn, from General American, a minimum of 15% of its total first year annualized commissions in each market that General American provides a "competitive" exclusive product, or at least 25% of such total commissions in all such markets.

     B. Clark/Bardes will earn, at the minimum from General American, at least $4 million of first year annualized commissions during each consecutive 12-month period.

3. At the end of each 12-month period following the effective date of this Agreement, General American will determine if the production criteria in Paragraph (2) have been met. If Clark/Bardes fails to meet those production criteria, Clark/Bardes will have an additional 12-month period to come into cumulative compliance determined with respect to Paragraph
     (2).

     The penalty for non-compliance shall be $150,000 for any 12-month period.

4. Any penalty due pursuant to the formula above shall reduce future commissions otherwise due to Clark/Bardes over the subsequent 12-month period. If such commission reduction is not allowed under documents relative to Clark/Bardes' external financing arrangements, other security will be provided.

5. This letter agreement, which shall be binding upon Clark/Bardes and General American, shall be incorporated into a formal document on or before November 1, 1998, which agreement shall contain provisions regarding, among others, term and termination, confidentiality, governing laws, and legal opinions from Clark/Bardes' outside counsel regarding this agreement.


Signed,


/s/ W.T. WAMBERG
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Mr. W.T. Wamberg                               Mr. Ben Wolzenski
Chairman                                       Executive Vice President
Clark/Bardes, Inc.                             General American Life Insurance
                                               Company

August 17, 1998
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Date                                           Mr. Kevin C. Eichner
                                               Chairman
                                               GenMark, Inc.


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